Filed Pursuant to Rule 433

Final Term Sheet

July 21, 2015

Relating to Preliminary Prospectus Supplement

dated July 21, 2015

Registration Statement No. 333-186798

Time Warner Inc.

€700,000,000 1.95% Notes due 2023

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.

Securities:	€700,000,000 1.95% Notes due 2023 (the “Notes”)

Format:	SEC Registered

Size:	€700,000,000

Maturity Date:	September 15, 2023

Coupon:	1.95%

Interest Payment Dates:	Annually on September 15, commencing September 15, 2015

Day Count Fraction:	ACTUAL/ACTUAL (ICMA)

Price to Public:	99.519%

Benchmark Bund:	DBR 2.000% due August 15, 2023

Benchmark Bund Price/Yield:	111.730% / 0.511%

Spread to Benchmark Bund:	Plus 150.4 bps

Mid-Swap Yield:	0.895%

Spread to Mid-Swap Yield:	Plus 112 bps

Yield to Maturity:	2.015%

Optional Redemption:

Make-whole call at the applicable Bund Rate (as defined in the Basic Prospectus) plus 25 bps at any time prior to June 15, 2023 (the date that is three months prior to maturity)

Par call at any time on or after June 15, 2023 (the date that is three months prior to maturity)

Par call upon the occurrence of specified tax events described under the caption “Description of the Notes — Optional Redemption for Tax Reasons” in the prospectus supplement

Expected Settlement Date:	July 28, 2015 (T+5)

Listing:	Time Warner Inc. intends to apply to list the Notes on the New York Stock Exchange. There can be no assurance that any such application will be successful or that any such listing will be granted or maintained.

Denominations:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof

Common Code/ISIN/CUSIP:	126673434 / XS1266734349 / 887317 AY1

Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.

Stabilization:	Stabilization/FCA

Stabilization Agent:	Citigroup Global Markets Limited

Joint Book-Running Managers:

Barclays Bank PLC

BNP Paribas

Citigroup Global Markets Limited

Deutsche Bank AG, London Branch

Banco Santander, S.A.

Credit Agricole Corporate and Investment Bank

Mizuho International plc

Morgan Stanley & Co. International plc

SMBC Nikko Capital Markets Limited

Société Générale

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (Europe) Limited

J.P. Morgan Securities plc

Lloyds Bank plc

Merrill Lynch International

Mitsubishi UFJ Securities International plc

Scotiabank Europe plc

Wells Fargo Securities International Limited

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of the prospectus supplement, which will be the fifth London business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding London business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Bank PLC toll free at 1-888-603-5847, BNP Paribas toll free at 1-800-854-5674, Citigroup Global Markets Limited toll free at 1-800-831-9146 or Deutsche Bank AG, London Branch at synops@list.db.com.

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